EXHIBIT 32.2
STATEMENT PURSUANT TO 18 U.S.C. §1350
Pursuant to 18 U.S.C. §1350, the undersigned certifies that, to his knowledge, this Annual Report on Form 10-K for the period ended December 31, 2021 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Infinity Pharmaceuticals, Inc.

Date: March 29, 2022	/s/ Lawrence E. Bloch, M.D., J.D.
Lawrence E. Bloch, M.D., J.D.
President
(Principal Financial Officer and Principal Accounting Officer)
A signed original of this written statement required by Section 906 has been provided to Infinity Pharmaceuticals, Inc. and will be retained by Infinity Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.